Exhibit 99.1

CytRx Fortifies Executive Suite with Addition of Chief Medical Officer
– Prominent Clinical Development Expert, Daniel Levitt, MD, Ph.D., Joins as Chief Medical Officer –

LOS ANGELES (October 13, 2009) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company, has added a major talent to its executive suite today by announcing that internationally prominent scientific management, clinical and regulatory expert Daniel Levitt, MD, Ph.D., has joined the company as Chief Medical Officer. This position is pivotal in defining, building and protecting the company’s market franchise, and is therefore instrumental in strengthening stockholder interests. With leadership responsibility over all CytRx drug development programs, Dr. Levitt brings more than 24 years of senior management experience, spearheading numerous drug development programs to commercialization at leading biotechnology and pharmaceutical companies.

“We are delighted that such a well-respected, highly successful, multifaceted professional such as Daniel has joined our executive team at this critical juncture as we move multiple clinical programs toward potential commercialization,” said CytRx President and CEO Steven A. Kriegsman.  “Daniel has successfully piloted drug programs through the clinical and regulatory process, resulting in marketing approvals.  Notable among these, he played instrumental roles in the clinical development of several generations of novel cytokines, humanized antibodies and small molecules, as president of Protein Design Labs, global leader of oncology drug development at Sandoz Pharmaceuticals and director of clinical oncology at Hoffmann-LaRoche.  In addition to clinical and regulatory oversight, he brings a full breadth of experience encompassing quality and manufacturing, as well as strategic business development – all key areas for CytRx in advancing our extensive drug pipeline."

“During my brief interactions with CytRx as a consultant, I have become acquainted with the Company’s broad development pipeline. I am quite pleased to now have the opportunity to lead these programs,” said Dr. Levitt.  “I am looking forward to using my skills to advance the development of several potentially important oncology drug candidates, such as tamibarotene as a treatment for acute promyelocytic leukemia (APL) and INNO-206, a drug that has shown statistically significant tumor shrinkage in several cancers in murine tumor models, as well as overseeing the next steps in arimoclomol’s development through partnerships, licensing and internal development.”

Dr. Levitt has been consulting with several biotechnology and pharmaceutical companies since early 2009, after serving as Executive Vice President, Research and Development at Cerimon Pharmaceuticals, Inc., where he implemented three Phase III pivotal trials.  Prior to that, he was Chief Medical Officer and Head of Clinical and Regulatory Affairs at Dynavax Technologies Corporation, managing clinical trials for four programs and overseeing multi-country regulatory strategies.  Dr. Levitt was also Chief Operating Officer and Head of Research and Development at Affymax, Inc., where he spearheaded all aspects of that company’s research, development, and commercialization operations.  He spent six years at Protein Design Labs, Inc., completing his tenure as that firm’s President and Head of Research and Development.  His past experience includes Head of  Drug Development at Geron Corporation, and Head of the Cytokine Development Unit and Global Clinical Oncology at Sandoz Pharmaceuticals Ltd., and as Director, Clinical Oncology and Immunology at Hoffmann-LaRoche, Inc.

Dr. Levitt graduated Magna Cum Laude and Phi Beta Kappa with a Bachelor of Arts degree from Brandeis University.  He earned both his medical degree and his doctorate degree in Biology from the University of Chicago Pritzker School of Medicine.  Dr. Levitt has received 10 major research awards and authored or co-authored nearly 200 papers and abstracts.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The CytRx drug development pipeline includes programs in clinical development for cancer indications, including tamibarotene in a registration study for the treatment of acute promyelocytic leukemia (APL). In addition, CytRx is developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease. CytRx also maintains a 36% equity interest in publicly traded RXi Pharmaceuticals, Inc. (NASDAQ:RXII). For more information on the Company, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks related to CytRx’s ability to commercialize any of CytRx’s current drug candidates or enter into partnerships or other transactions to advance the clinical development of its portfolio of drug candidates, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, risks related to the future market value of CytRx's investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com